EXHIBIT 23.1

                                                                    Exhibit 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Kenneth Cole Productions, Inc. 2004 Stock Incentive Plan of our reports dated February 23, 2005, with respect to the consolidated financial statements and schedule of Kenneth Cole Productions, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, Kenneth Cole Productions, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Kenneth Cole Productions, Inc., filed with the Securities and Exchange Commission.



                                                   /s/ Ernst & Young LLP


New York, New York
February 3, 2006